UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_______

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report April 17, 2026
(Date of earliest event reported)

KINGSTONE COMPANIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-1665	36-2476480
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification Number)

120 Wood Road, Kingston, NY	12401
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (845) 802-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
____	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
____	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
____	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	KINS	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  □

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements or Certain Officers.
(e)
On April 17, 2026, Kingstone Companies, Inc. (the “Company”) and Meryl Golden, the Company’s President and Chief Executive Officer, entered into a Fourth Amended and Restated Employment Agreement (the “Amended Employment Agreement”). The Amended Employment Agreement is effective as of January 11, 2027 and expires on January 10, 2029. The Amended Employment Agreement extends the expiration date of the employment agreement currently in effect for Ms. Golden (the “Current Employment Agreement”) from January 10, 2027 to January 10, 2029.
Pursuant to the Amended Employment Agreement, Ms. Golden is entitled to receive an annual base salary of $550,000 (the same as currently in effect) and an annual bonus equal to 3% of the Company’s consolidated income from operations before taxes, exclusive of the Company’s consolidated net investment income (loss), net unrealized gains (losses) on equity securities and net realized gains (losses) on investments, up to a maximum of 1.25 times her base annual salary (the same as currently in effect). Pursuant to the Amended Employment Agreement (and as provided for in the Current Employment Agreement), in the event that Ms. Golden’s employment is terminated by the Company without cause or she resigns for good reason (each as defined in the Amended Employment Agreement), Ms. Golden would be entitled to receive her base salary and the 3% bonus for the remainder of the term. Ms. Golden would be entitled, under certain circumstances, to a payment equal to 1.5 times her then annual salary and her accrued 3% bonus in the event of the termination of her employment following a change of control of the Company (also as is provided for in the Current Employment Agreement). Pursuant to the Amended Employment Agreement, Ms. Golden will be entitled to receive, under certain circumstances, a grant, during each of January 2027 and January 2028, of 40,000 shares of restricted stock. The 2027 grant will become vested with respect to one-half of the award on each of the first and second anniversaries of the grant date. The 2028 grant will become vested on the first anniversary of the grant date. The above grants are generally consistent with the grants provided for in the Current Employment Agreement. In the event that the Company is precluded from making a grant to Ms. Golden in either 2027 or 2028, she would instead be entitled to a cash bonus for such year equal to 40,000 multiplied by the common stock market price at the time.
The foregoing description of the Amended Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended Employment Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated by reference herein.
Item 7.01	Regulation FD Disclosure.

On April 20, 2026, the Company issued a press release (the “Press Release”) announcing that the Company and Meryl Golden, the Company’s President and Chief Executive Officer, entered into the Amended Employment Agreement. A copy of the Press Release is furnished as Exhibit 99.1 hereto.

The information in the Press Release is being furnished, not filed, pursuant to this Item 7.01. Accordingly, the information in the Press Release will not be incorporated by reference into any registration statement filed by the Company under the Securities Act unless specifically identified therein as being incorporated therein by reference. The furnishing of the information in this Current Report on Form 8-K with respect to the Press Release is not intended to, and does not, constitute a determination or admission by the Company that the information in this Report with respect to the Press Release is material or complete, or that investors should consider this information before making an investment decision with respect to any security of the Company.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits:

	10.1	Fourth Amended and Restated Employment Agreement, dated as of April 17, 2026, by and between Kingstone Companies, Inc. and Meryl S. Golden.
	99.1	Press release, dated April 20, 2026, issued by Kingstone Companies, Inc.
	104	Cover Page Interactive Data File (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINGSTONE COMPANIES, INC.

Dated: April 20, 2026	By:	/s/ Randy Patten
Randy Patten
Chief Financial Officer